Investor Contacts:	Media Contacts:
Carol K. Nelson, CEO Rob Disotell, CCO Cascade Bank 425.339.5500 www.cascadebank.com	Paul Kranhold / Diane Henry Sard Verbinnen & Co 415.618.8750	NEWS RELEASE

Cascade Financial Reports First Quarter Results,
Reports Strong Checking Deposit Growth
Risk Based Capital Ratio at 11%

Everett, WA – April 28, 2010 – Cascade Financial Corporation (Cascade or Company) (NASDAQ: CASB), parent company of Cascade Bank (Bank), today announced a first quarter 2010 net loss of $32.1 million.  Including accruals for preferred stock dividends and accretion of the issuance discount on preferred stock issued to the U.S. Treasury, Cascade reported a net loss attributable to common stockholders of $32.8 million, or $2.69 per diluted common share, for the first quarter of 2010, compared to a loss of $5.4 million, or $0.45 per diluted common share, for the first quarter a year ago.  Dividend accruals on preferred stock issued to the U.S. Treasury under the Capital Purchase Program for the first quarter of 2010 totaled $499,000, and the accretion of the issuance discount on preferred stock for the quarter was $112,000.

Significant financial statement items for the first quarter of 2010 include:

•	Provision for loan losses of $31.3 million;

•	Net charge-offs of $31.2 million;

•	Provision for income tax expense of $3.2 million resulting from recording a deferred tax valuation allowance;

•	The total allowance for loan losses increased to 2.26%, up from 2.16% three months earlier and 2.01% a year ago;

•	Nonperforming loans ended the quarter at $96.7 million, a decline of 9% on a sequential quarter basis;

•	Nonperforming assets ended the quarter at $124 million, or 7.34% of total assets;

•	Total deposits increased $32.5 million, or 3% on a sequential quarter basis;

•	The cost of deposits for the first quarter was 1.47%, a decrease of 8 basis points from the fourth quarter of 2009;

•
Loan portfolio mix improved with a 20% reduction in real estate construction loans compared to three months earlier, and a 40% reduction from a year ago.  Land acquisition and development/land loans are a component of this portfolio and declined to $108 million, down 26% from three months earlier, and down 59% from one year ago;

•	Tier 1 capital ratio of 6.75%;

•	Total risk-based capital of 11.00%.

Earlier this month, Cascade announced that it had entered into agreements to sell 397 residential lots associated with its two largest land acquisition and development loans, further reducing the Company’s exposure to builder lots designated for residential development, and expected an increased loan loss provision in the first quarter of 2010.  The subsequent increase in the company’s provision expense for the quarter above the previously estimated range is the result of additional appraisals requiring adjustments based on the most up-to-date market information.

On the first of the two agreements, the Company recorded a $6.0 million charge on a $13.1 million loan that the Bank had foreclosed on.  The collateral for the loan consisted of 263 lots, which were converted to real estate owned (REO) in March 2010.  The Bank has entered into a purchase and sale agreement for the sale of these lots, half of which are scheduled to close in the second quarter, and the remaining lots are expected to close in the third quarter.

On the second of the two agreements, the Company recorded an $8.8 million charge on a $17.2 million land acquisition and development loan that the Bank has now foreclosed upon.  The collateral for the loan included 134 lots located in King County that were converted to REO in April 2010.  The Bank has executed a letter of intent to enter into a purchase and sale agreement for the sale of these lots, which is expected to close in the second quarter.  Both transactions are subject to customary closing conditions and there can be no guarantee they will close as Cascade currently anticipates.
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Cascade Financial – 1Q10 Results
April 28, 2010

Cascade maintained capital ratios above regulatory levels for well-capitalized banks.

Associated with the increased loan loss provision expense, Cascade determined that a deferred tax asset valuation allowance was necessary.  First quarter results include an income tax expense of $3.2 million as the net result of recording the deferred tax valuation allowance.

“Despite a difficult environment for community banks, our team has kept its focus on strengthening our operations by taking share from competitors, growing our deposit base and working through our loan portfolio to reduce Cascade’s exposure to real estate construction loans,” said Carol K. Nelson, President and CEO.  “The financial results we experienced in the quarter were almost entirely attributable to the deterioration in local real estate values.”

As of March 31, 2010, the land acquisition and development portfolio had declined to $108.4 million and accounted for 46% of Cascade’s total nonperforming loans.

Asset Quality

The first quarter provision for loan losses was $31.3 million, with net charge-offs of $31.2 million.  The provision for loan losses was $8.0 million for the preceding quarter and $13.9 million for the first quarter of 2009.  The total allowance for loan losses, which includes a $69,000 allowance for off-balance sheet loan commitments, now stands at $26.1 million, or 2.26% of total loans at quarter end, up slightly from $26.0 million, or 2.16% of total loans at December 31, 2009, and $25.1 million, or 2.01% of total loans a year ago.

“Housing and land prices have not yet stabilized in the Pacific Northwest, resulting in lower lot values,” stated Rob Disotell, Chief Credit Officer.  “In addition to the two previously mentioned loans, we recorded additional charge-offs of approximately $16.4 million on other loans to reflect updated appraisals on real estate collateral securing loans in our portfolio. With the rapid changes occurring in real estate values, we are continuously updating appraisals to reflect the latest and most up-to-date information.  While we never welcome declining asset values, we are pleased to have nearly resolved our two largest residential land assets.”

Nonperforming loans declined by 9% during the quarter to $96.7 million, or 8.37% of total loans at March 31, 2010, compared to $106.1 million or 8.82% of total loans three months earlier.  REO and other repossessed assets increased $8.6 million during the quarter as Cascade successfully acquired title to properties securing nonperforming loans.  REO and other repossessed assets totaled $27.4 million at March 31, 2010, compared to $18.8 million three months earlier.  In addition to the transactions mentioned above, an additional $5.1 million in REO is currently under contract for sale.

The following table shows nonperforming loans versus total loans in each category:

	Balance at	Nonperforming	NPL as a %
LOAN PORTFOLIO ($ in 000's)	03/31/2010	Loans (NPL)	of Loans
Business	$457,426	$12,602	3%
R/E construction
Spec construction	52,098	20,804	40%
Land acquisition & development/land	108,402	44,234	41%
Multifamily/custom construction	12,905	-	0%
Commercial R/E construction	31,996	5,800	18%
Total R/E construction	205,401	70,838	34%
Commercial R/E	183,027	12,328	7%
Multifamily	89,920	-	0%
Home equity/consumer	31,274	332	1%
Residential	188,930	619	0%
Total	$1,155,978	$96,719	8%

“During the first quarter, we moved quickly to convert nonperforming loans to REO and actively market and liquidate these properties.  A total of $39.3 million in loans were placed on nonaccrual status, $11.2 million were converted to REO status, $6.3 million were paid off or paid down during the quarter, $14.8 million were charged off in connection with pending sales transactions, and additional charge-offs of $16.4 were recorded as a result of new appraisals received in the period,” said Disotell.

Additions of $39.3 million to nonperforming loans were centered in:

•
$16.7 million in spec construction loans including $2.4 million in advances on existing spec construction loans to fund the completion of single-family homes as a part of successful work-out strategies;

•	$15.8 million in additions to land acquisition and development/land loans.

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Cascade Financial – 1Q10 Results
April 28, 2010

Paydowns of $6.3 million in loans on nonaccrual status during the quarter were centered in:

•	$5.2 million in spec construction loans through the sale of completed homes;

•	$648,000 in land acquisition & development/land through the sale of completed homes and payments.

The following table shows the migration of nonperforming loans through the portfolio in each category (3/31/10 compared to 12/31/09).

NONPERFORMING LOANS ($ in 000's)	# of Loans	Balance at 03/31/2010	Additions during quarter	Paydowns during quarter	Charge-offs during quarter	Transfers to REO	Balance at 12/31/2009
Business	15	$12,602	$6,326	$(2)	$(710)	$-	$6,988
R/E construction
Spec construction	1	20,804	16,727	(5,172)	(3,079)	(1,459)	13,787
Land acquisition & development/land	21	44,234	15,781	(648)	(26,442)	(9,577)	65,120
Commercial R/E construction	6	5,800	-	-	(677)	-	6,477
Total R/E construction	28	70,838	32,508	(5,820)	(30,198)	(11,036)	85,384
Commercial R/E	1	12,328	-	(253)	-	-	12,581
Home equity/consumer	5	332	98	(196)	(56)	-	486
Residential	3	619	369	-	(243)	(164)	657
Total	52	$96,719	$39,301	$(6,271)	$(31,207)	$(11,200)	$106,096

The following table shows the change in REO and other repossessed assets during the quarter:

REO and other repossessed assets ($ in 000's)
Balance at 12/31/09	$18,842
Additions	11,200
Capitalized improvements	970
Sales	(2,912)
Write-downs	(706)
Balance at 3/31/10	$27,394

Nonperforming assets were 7.34% of total assets at March 31, 2010, compared to 7.33% at the end of the preceding quarter, and 3.60% a year ago.  Loans delinquent 31-89 days and still accruing totaled $3.5 million, or 0.30% of total loans at March 31, 2010, compared to $2.8 million, or 0.23% of total loans at December 31, 2009 and $33.7 million, or 2.69% of total loans at March 31, 2009.  Cascade had two loans totaling $309,000 that were 90 days or more past due and still accruing interest at March 31, 2010.

Loan Portfolio

Total loans decreased from a year ago as Cascade aggressively reduced its real estate construction loan concentration.  Total loans decreased 8%, or $94.9 million, on a year-over-year basis to $1.16 billion at March 31, 2010.

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Cascade Financial – 1Q10 Results
April 28, 2010

The following table shows the changes in the loan portfolio in each category (3/31/10 compared to 12/31/09 and 3/31/09).

LOANS ($ in 000's)	March 31, 2010	December 31, 2009	March 31, 2009	One Year Change
Business	$457,426	$469,196	$477,220	-4%
R/E construction
Spec construction	52,098	59,360	111,821	-53%
Land acquisition & development/land	108,402	146,164	185,021	-41%
Multifamily/custom construction	12,905	18,923	19,351	-33%
Commercial R/E construction	31,996	32,470	26,603	20%
Total R/E construction	205,401	256,917	342,796	-40%
Commercial R/E	183,027	183,286	176,356	4%
Multifamily	89,920	82,418	96,758	-7%
Home equity/consumer	31,274	31,738	30,567	2%
Residential	188,930	179,133	127,176	49%
Total loans	$1,155,978	$1,202,688	$1,250,873	-8%

Business loans decreased 4% from the prior year to $457 million.  Included in the business loan portfolio are $23.0 million in land loans, most of which represents land used by customers in conjunction with their businesses.  Total R/E construction loans outstanding decreased 40% to $205 million at March 31, 2010, compared to $343 million a year ago.  Within this category, spec construction declined 53% to $52.1 million and land acquisition & development/land decreased 41% to $108 million at March 31, 2010 compared to one year ago.  Commercial real estate loans increased 4% from the prior year to $183 million.  Multifamily loans decreased 7% from the prior year to $89.9 million.  Home equity and consumer loans increased 2% to $31.3 million, while residential loans grew 49% to $189 million, compared to a year ago.  Growth in residential loans came primarily from the success of the Builder Sales Program used to facilitate the sale of newly constructed homes to qualified buyers.

Further details on changes during the first quarter are as follows:

	Balance at	Net Payoffs/	Reclassifi-	Transfers		Balance at
LOANS ($ in 000's)	03/31/2010	Additions	cations	to REO	Charge-offs (1)	12/31/2009	Change
Business	$457,426	$(11,060)	$-	$-	$(710)	$469,196	-3%
R/E construction	205,401	(3,682)	(6,600)	(11,036)	(30,198)	256,917	-20%
Commercial R/E	183,027	(259)	-	-	-	183,286	0%
Multifamily	89,920	902	6,600	-	-	82,418	9%
Home equity/consumer	31,274	(408)	-	-	(56)	31,738	-1%
Residential	188,930	10,204	-	(164)	(243)	179,133	5%
Total loans	1,155,978	(4,303)	$-	$(11,200)	$(31,207)	1,202,688	-4%
Deferred loan fees	(3,872)	(297)	-	-	-	(3,575)	8%
Allowance for loan losses	(26,003)	(31,290)	-	-	31,187	(25,900)	0%
Loans, net	$1,126,103	$(35,890)	$-	$(11,200)	$(20)	$1,173,213	-4%

(1) Loan charge-off detail excludes negative NOW accounts totaling $62,000, recoveries of $82,000

The $6.6 million reclassification from construction to multifamily loans represented a 66 unit apartment project where construction was completed and the project successfully leased.

Investment Portfolio and Liquidity

Strong deposit growth has led to increased on-balance sheet liquidity.  The investment portfolio increased $7.6 million over the prior year, and increased $16.2 million from the prior quarter to $292 million.  Most of the quarterly increase was due to the increase in securities available-for-sale as a result of net securities purchased.  Interest-earning deposits, including deposits at the Federal Reserve, were $152 million as of March 31, 2010, up considerably from $42.2 million a year earlier.  “The increase in balances at the Federal Reserve reflects our commitment to enhancing on-balance sheet liquidity,” said Nelson. “When we see opportunities for greater risk-adjusted returns than those currently available from the Federal Reserve, we will capitalize on those, provided that the investments can continue to satisfy our liquidity needs.”  Nelson added, “The average life of our investment portfolio, excluding our Federal Reserve deposits, is approximately 3.5 years.  This is within the two to four year range we believe provides the best risk/reward balance at this point in time.”

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Cascade Financial – 1Q10 Results
April 28, 2010

Deposit Growth

Total deposits were up $157 million, or 15% compared to a year ago.  Total checking account balances were up $197 million, or 72% over the past twelve months with personal checking account balances increasing 173% or $224 million during the same period.  “The robust growth in personal checking accounts over the past twelve months is due to the success of our Main Street Checking product which has helped lower our funding costs,” said Nelson.  Business checking accounts were down $27.3 million on a year-over-year basis due to a planned reduction in public funds checking accounts in anticipation of the eventual expiration of the FDIC TAG program which will return the insurance limit to $250,000 on these interest bearing checking accounts.  CDs were down $37.1 million on a year-over-year basis.

The following table shows deposits in each category (3/31/10 compared to 12/31/09 and 3/31/09).

DEPOSITS ($ in 000's)	March 31, 2010	December 31, 2009	March 31, 2009	One Year Change
Personal checking accounts	$353,610	$294,238	$129,549	173%
Business checking accounts	116,090	150,684	143,430	-19%
Total checking accounts	469,700	444,922	272,979	72%
Savings and MMDA	133,188	133,130	135,917	-2%
CDs	569,370	561,722	606,467	-6%
Total deposits	$1,172,258	$1,139,774	$1,015,363	15%

Capital

As of March 31, 2010, total stockholders’ equity was $104 million.  Book value was $5.51 per common share at March 31, 2010, compared to $9.86 a year ago and tangible book value was $4.43 per common share at quarter-end compared to $7.80 a year ago.  Cascade’s capital ratios are above regulatory levels for well-capitalized banks with a risk-based capital ratio of 11.00% and a Tier 1 capital ratio of 6.75% as of March 31, 2010.  Cascade’s tangible capital to assets ratio was 3.21% at quarter-end compared to 5.78% a year earlier.

In June 2009, Cascade announced that it would temporarily suspend its regular quarterly cash dividend on common stock to preserve capital.  In September 2009, the Bank received notice from the FDIC that it would be required to obtain a non-objection from the FDIC and the State of Washington Department of Financial Institutions before paying any cash dividend or any other form of payment or distribution representing a reduction to the Bank’s capital.

Operating Results

Net interest income for the first quarter was down 13% to $9.7 million compared to $11.1 million for the first quarter of 2009, due primarily to higher levels of nonperforming loans and the reversal of previously accrued interest totaling $312,000, and higher interest-earning balances at the Federal Reserve Bank as we sought to enhance our on-balance sheet liquidity.

Total other income was $1.9 million for the quarter, compared to $3.7 million for the first quarter a year ago.  The decline in total other income compared to the prior year’s first quarter was primarily due to a fair value gain on Trust Preferred Securities of $1.8 million in the first quarter of 2009.  Checking and service fees were up 10% over the first quarter a year ago.

Total other expenses were $9.3 million in the first quarter of 2010, compared to $8.6 million in the first quarter a year ago.  Compensation expense increased 2% primarily due to the opening of a new branch in Edmonds in May 2009 and increased health insurance costs.  These compensation increases were partially offset by a decrease in directors’ fees.  Increases of $463,000 in FDIC insurance premiums and a $931,000 increase in REO and real estate in acquisition (REA) expenses, including writedowns, accounted for most of the difference in other expenses.   The increased expenses in the current quarter, compared to one year ago, were mostly offset by charges taken in the first quarter of 2009 including an $858,000 OTTI charge and a $368,000 assessment paid to the Washington Public Depository Protection Commission related to the failure of The Bank of Clark County.

“In light of the loss for the quarter we have taken the additional step of suspending the Bank’s 401(k) match which will provide an annualized savings of approximately $360,000,” said Nelson.  “Our talented and dedicated employees are committed to taking the necessary steps to help Cascade return to profitability.”

The efficiency ratio was 79.7% in the first quarter of 2010 compared to 47.7% in the preceding quarter and 58.4% in the first quarter a year ago.  This ratio was impacted by the reduction in interest income from nonperforming loans and higher costs associated with REO and legal expenses.

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Cascade Financial – 1Q10 Results
April 28, 2010

Net Interest Margin

Cascade’s net interest margin was 2.60% for the first quarter of 2010, compared to 2.79% in the immediate prior quarter and 3.03% for the first quarter a year ago.  “The net interest margin continues to be negatively impacted by the drag from nonperforming loans, including the first quarter reversal of $312,000 in previously accrued interest, and the higher, low yielding balances at the Federal Reserve Bank,” said Nelson.  The yield on earning assets declined by 22 basis points compared to the preceding quarter, while the cost of interest-bearing liabilities declined by five basis points.  Excluding the reversal of interest, the net interest margin would have been 2.64% for the quarter.

The following table depicts Cascade’s yield on earning assets, its cost of funds on paying liabilities and the resulting spread and margin:

	1Q10	4Q09	3Q09	2Q09	1Q09	4Q08	3Q08	2Q08	1Q08
Asset yield	5.13%	5.35%	5.60%	5.63%	5.83%	6.07%	6.67%	6.31%	6.62%
Liability cost	2.60%	2.65%	2.63%	2.74%	3.02%	3.33%	3.44%	3.51%	4.03%

Spread	2.53%	2.70%	2.97%	2.89%	2.81%	2.74%	3.23%	2.80%	2.59%
Margin	2.60%	2.79%	3.03%	3.01%	3.03%	3.01%	3.52%	3.17%	3.02%

Recent Developments

On April 22, 2010 Cascade announced that it had appointed Marion R. (Robin) Foote to its Board of Directors, and she will stand for election at the company’s next annual meeting of shareholders on Tuesday, June 22, 2010.  Ms. Foote replaces Katherine Lombardo, whose term was scheduled to expire at the 2010 annual meeting.

Ms. Foote, a resident of Bellingham, Washington, is currently a Managing Director and Partner at New York based Novantas, LLC, an international consulting company serving the financial services industry.  She has worked for more than 28 years in the industry, including a 16 year career in commercial banking, holding senior executive level positions at Bank of America and First Chicago/NBD (now part of JP Morgan Chase).  She has over 12 years of experience as a Managing Director in firms specializing in consulting with financial services companies focusing on creating value through profitable deposit and loan growth, targeted market and wallet share gains, distinctive relationship development programs, and improved customer loyalty, profitability and experience.

She has held board positions with a wide range of business, civic and community groups, including current service as a director of Saturna Trust Company, a subsidiary of Saturna Capital, headquartered in Bellingham, Washington.  Ms. Foote also serves as a Board Member and Treasurer of St. Joseph’s Hospital Foundation, Bellingham, Washington.  She is an advisory director of privately-held Diacor, Inc.  She is a former director of CFSBdirect (now part of E*Trade) and chaired its Audit and Compensation Committee while it had public ownership.

Ms. Foote earned a Bachelor of Arts degree in the Economics Honors Program from Smith College, where she graduated magna cum laude, Phi Beta Kappa in 1967 and a Masters in Business Administration from Harvard Business School where she graduated with High Distinction as a Baker Scholar in 1969.

In January 2010 Cascade reported that it had entered into a Memorandum of Understanding (MOU) with the FDIC and Washington State Department of Financial Institutions.  The Company believes it has complied with all of the terms of the MOU, however, in light of the current challenging operating environment, along with our elevated level of nonperforming assets and adversely classified assets and our recent operating results, we expect Cascade Bank to enter into a Consent Order with the FDIC and Washington State DFI during the second quarter.  We expect that under the Order, Cascade Bank will be required, among other things, to improve asset quality and reduce classified assets; to improve profitability; and to increase Tier 1 capital.

We also expect the Company will enter into a similar Order with the Federal Reserve Bank of San Francisco.

In light of this expectation, the Company plans to actively engage in efforts to raise additional capital, and plans to request shareholder approval of an increase in authorized shares at the annual meeting of shareholders scheduled for June 22, 2010.

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Cascade Financial – 1Q10 Results
April 28, 2010

Conference Call

Cascade’s management team will host an analyst call on Thursday, April 29, 2010, at 11:00 a.m. PDT (2:00 p.m. EDT) to discuss first quarter results.  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (480) 629-9724, using access code 4272631 to participate in the live call.  A replay will be available for a week at (303) 590-3030, using access code 4272631.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In October 2009, Cascade Bank was named Favorite Snohomish County Company in the fourth annual NW.Jobs.com People’s Picks awards.  In June 2009, Cascade was ranked #55 on the Seattle Times’ Northwest 100 list of public companies.  In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  These measures include tangible book value per share, efficiency ratio and tangible capital/assets ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

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Cascade Financial – 1Q10 Results
April 28, 2010

BALANCE SHEET
(Dollars in thousands except per share amounts)	March 31, 2010	December 31, 2009	Three Month Change	March 31, 2009	One Year Change
(Unaudited)
ASSETS
Cash and due from banks	$4,371	$4,008	9%	$10,267	-57%
Interest-earning deposits	152,440	141,587	8%	42,166	262%

Securities available-for-sale, fair value	247,240	227,805	9%	196,391	26%
Securities held-to-maturity, amortized cost	32,956	36,177	-9%	76,195	-57%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,920	0%
Total securities	292,116	275,902	6%	284,506	3%
Loans
Business	457,426	469,196	-3%	477,220	-4%
R/E construction	205,401	256,917	-20%	342,796	-40%
Commercial R/E	183,027	183,286	0%	176,356	4%
Multifamily	89,920	82,418	9%	96,758	-7%
Home equity/consumer	31,274	31,738	-1%	30,567	2%
Residential	188,930	179,133	5%	127,176	49%
Total loans	1,155,978	1,202,688	-4%	1,250,873	-8%
Deferred loan fees	(3,872)	(3,575)	8%	(2,774)	40%
Allowance for loan losses	(26,003)	(25,900)	0%	(25,020)	4%
Loans, net	1,126,103	1,173,213	-4%	1,223,079	-8%
Real estate owned (REO) and other repossessed assets	27,394	18,842	45%	9,082	202%
Premises and equipment, net	14,268	14,526	-2%	15,413	-7%
Bank owned life insurance	24,759	24,522	1%	23,860	4%
Goodwill	12,885	12,885	0%	24,585	-48%
Prepaid FDIC insurance premiums	6,071	6,859	-11%	26	NM
Federal income tax receivable	13,420	12,538	7%	280	NM
Deferred tax asset	-	4,991	-100%	11,984	-100%
Other assets	16,434	14,755	11%	14,090	17%
Total assets	$1,690,261	$1,704,628	-1%	$1,659,338	2%

LIABILITIES AND EQUITY
Liabilities:
Deposits
Personal checking accounts	$353,610	$294,238	20%	$129,549	173%
Business checking accounts	116,090	150,684	-23%	143,430	-19%
Total checking accounts	469,700	444,922	6%	272,979	72%
Savings and money market accounts	133,188	133,130	0%	135,917	-2%
Certificates of deposit	569,370	561,722	1%	606,467	-6%
Total deposits	1,172,258	1,139,774	3%	1,015,363	15%
FHLB advances	239,000	239,000	0%	249,000	-4%
Securities sold under agreement to repurchase	146,065	145,410	0%	146,495	0%
Federal Reserve borrowings	-	20,000	-100%	60,000	-100%
Junior subordinated debentures	15,465	15,465	0%	15,465	0%
Junior subordinated debentures, fair value	3,341	3,341	0%	8,720	-62%
Other liabilities	9,879	7,188	37%	8,129	22%
Total liabilities	1,586,008	1,570,178	1%	1,503,172	6%

Stockholders' equity:
Preferred stock	37,150	37,038	0%	36,721	1%
Common stock and paid in capital	43,841	43,543	1%	43,416	1%
Retained earnings	22,047	55,024	-60%	75,423	-71%
Accumulated other comprehensive gain (loss), net	1,215	(1,155)	-205%	606	100%
Total stockholders' equity	104,253	134,450	-22%	156,166	-33%
Total liabilities and stockholders' equity	$1,690,261	$1,704,628	-1%	$1,659,338	2%

(more)

Cascade Financial – 1Q10 Results
April 28, 2010

STATEMENT OF OPERATIONS
(Dollars in thousands except per share amounts)	Quarter Ended March 31, 2010	Quarter Ended December 31, 2009	Three Month Change	Quarter Ended March 31, 2009	One Year Change
(Unaudited)
Interest income	$19,131	$20,014	-4%	$21,410	-11%
Interest expense	9,444	9,586	-1%	10,291	-8%
Net interest income	9,687	10,428	-7%	11,119	-13%
Provision for loan losses	31,290	8,000	291%	13,875	126%
Net interest (loss) income after provision for loan losses	(21,603)	2,428	NM	(2,756)	684%
Other income:
Checking fees	1,263	1,323	-5%	1,112	14%
Service fees	233	261	-11%	249	-6%
Bank owned life insurance	254	265	-4%	239	6%
Gain on sales/calls of securities	28	649	-96%	118	-76%
Gain on sale of loans	26	15	73%	39	-33%
Fair value gains	-	5,017	NM	1,790	-100%
Other	125	115	9%	117	7%
Total other income	1,929	7,645	-75%	3,664	-47%

Total (loss) income	(19,674)	10,073	NM	908	NM
Other expenses:
Compensation expense	3,682	3,428	7%	3,605	2%
Other operating expenses	3,725	3,538	5%	3,342	11%
FDIC insurance	853	512	67%	391	118%
WPDPC assessment	-	-	NM	368	-100%
OTTI charge	-	-	NM	858	-100%
Real estate owned (REO) and
real estate in acquisition (REA) expense	296	1,001	-70%	9	NM
Writedowns, net of gain on sales of REO	698	141	395%	54	NM
Total other expenses	9,254	8,620	7%	8,627	7%

Net (loss) income before provision (benefit) for income tax	(28,928)	1,453	NM	(7,719)	275%

Provision (benefit) for income tax	3,211	338	850%	(2,902)	NM

Net (loss) income	(32,139)	1,115	NM	(4,817)	567%

Dividends on preferred stock	499	487	2%	482	4%
Accretion of issuance discount on preferred stock	112	107	5%	105	7%

(Loss) income attributable to common stockholders	$(32,750)	$521	NM	$(5,404)	506%

NET (LOSS) INCOME PER COMMON SHARE INFORMATION

Net (loss) income per common share, basic	$(2.69)	$0.04	NM	$(0.45)	503%
Net (loss) income per common share, diluted	$(2.69)	$0.04	NM	$(0.45)	503%

Weighted average number of shares outstanding
Basic	12,165,167	12,146,080		12,100,584
Diluted	12,165,167	12,146,080		12,100,584

(more)

Cascade Financial – 1Q10 Results
April 28, 2010

(Dollars in thousands except per share amounts)
(Unaudited)
PERFORMANCE MEASURES AND RATIOS	March 31, 2010	Quarter Ended December 31, 2009	March 31, 2009
Return on average common equity	-137.53%	2.07%	-17.59%
Return on average tangible common equity	-159.35%	2.38%	-22.02%
Return on average assets	-7.60%	0.26%	-1.20%
Efficiency ratio	79.67%	47.70%	58.36%
Efficiency ratio (excluding OTTI)	79.67%	47.70%	52.55%
Net interest margin	2.60%	2.79%	3.03%

AVERAGE BALANCES	March 31, 2010	Quarter Ended December 31, 2009	March 31, 2009
Average assets	$1,715,524	$1,679,477	$1,634,314
Average earning assets	1,512,046	1,483,361	1,490,698
Average total loans	1,196,091	1,232,078	1,259,331
Average deposits	1,169,309	1,083,453	973,214
Average equity (including preferred stock)	133,652	137,024	161,253
Average common equity (excluding preferred stock)	96,574	100,056	124,574
Average tangible common equity (excluding preferred stock and goodwill)	83,353	86,803	99,511

EQUITY ANALYSIS	March 31, 2010	December 31, 2009	March 31, 2009
Total equity	$104,253	$134,450	$156,166
Less: preferred stock	37,150	37,038	36,721
Total common equity	67,103	97,412	119,445
Less: goodwill and intangibles	13,202	13,237	25,043
Tangible common equity	$53,901	$84,175	$94,402

Common stock outstanding	12,171,529	12,146,080	12,110,434
Book value per common share	$5.51	$8.02	$9.86
Tangible book value per common share	$4.43	$6.93	$7.80

(more)

Cascade Financial – 1Q10 Results
April 28, 2010

(Dollars in thousands except per share amounts)
(Unaudited)

ASSET QUALITY	March 31, 2010	December 31, 2009	March 31, 2009
Nonperforming loans (NPLs)	$96,719	$106,096	$50,602
Nonperforming loans/total loans	8.37%	8.82%	4.05%
REO and other repossessed assets	$27,394	$18,842	$9,082
Nonperforming assets	$124,113	$124,938	$59,684
Nonperforming assets/total assets	7.34%	7.33%	3.60%
Net loan charge-offs in the quarter	$31,187	$6,855	$5,299
Net charge-offs in the quarter/total loans	2.70%	0.57%	0.42%

Allowance for loan losses	$26,003	$25,900	$25,020
Plus: Allowance for off-balance sheet commitments	69	69	88
Total allowance for loan losses	$26,072	$25,969	$25,108
Total allowance for loan losses/total loans	2.26%	2.16%	2.01%
Total allowance for loan losses/nonperforming loans	26.96%	24.48%	49.62%

Capital/asset ratio (including junior subordinated debentures)	7.66%	9.35%	10.92%
Capital/asset ratio (Tier 1, including junior subordinated debentures)	6.75%	8.62%	9.66%
Tangible cap/asset ratio (excluding preferred stock)	3.21%	4.98%	5.78%
Risk based capital/risk weighted asset ratio	11.00%	12.82%	13.02%

		Quarter Ended
INTEREST SPREAD ANALYSIS	March 31, 2010	December 31, 2009	March 31, 2009
Yield on interest-earning deposits	0.22%	0.20%	0.15%
Yield on total loans	5.48%	5.54%	5.87%
Yield on investments	4.14%	4.11%	5.12%
Yield on earning assets	5.13%	5.35%	5.83%

Cost of deposits	1.47%	1.55%	2.07%
Cost of FHLB advances	4.35%	4.35%	4.33%
Cost of Federal Reserve borrowings	0.25%	0.25%	0.28%
Cost of securities sold under agreement to repurchase	5.94%	5.88%	5.74%
Cost of junior subordinated debentures	10.68%	8.76%	8.28%
Cost of interest-bearing liabilities	2.60%	2.65%	3.02%

Net interest spread	2.53%	2.70%	2.81%
Net interest margin	2.60%	2.79%	3.03%

(more)

Cascade Financial – 1Q10 Results
April 28, 2010

RECONCILIATION TO NON-GAAP FINANCIAL MEASURES*
(Dollars in thousands)
(Unaudited)
		Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009

AVERAGE TANGIBLE COMMON EQUITY
(Loss) income attributable to common stockholders	$(32,750)	$521	$(5,404)

Average equity	$133,652	$137,024	$161,253
Average preferred stock	37,078	36,968	36,679
Average common equity	96,574	100,056	124,574
Average goodwill and intangibles	13,221	13,253	25,063
Average tangible common equity (excluding preferred stock)	$83,353	$86,803	$99,511

Return on average tangible common equity	-159.35%	2.38%	-22.02%

EFFICIENCY RATIO
Total other expenses	$9,254	$8,620	$8,627
Less OTTI	-	-	858
Total other expenses (excluding OTTI)	$9,254	$8,620	$7,769

Net interest income	$9,687	$10,428	$11,119
Other income	1,929	7,645	3,664
Total income	$11,616	$18,073	$14,783

Efficiency ratio (excluding OTTI)	79.67%	47.70%	52.55%

TANGIBLE COMMON EQUITY RATIO
Total assets	$1,690,261	$1,704,628	$1,659,338
Less goodwill and intangibles	13,202	13,237	25,043
Total tangible assets	$1,677,059	$1,691,391	$1,634,295

Tangible common equity	$53,901	$84,175	$94,402
Tangible cap/asset ratio (excluding preferred stock)	3.21%	4.98%	5.78%

*Management believes that the presentation of non-GAAP results provides useful information to investors regarding the effects on the Company's reported results of operations.

Note:  Transmitted on GlobeNewswire at 2:09 p.m. PDT on April 28, 2010.